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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement") dated as of October 16, 2020, is entered into by and among Griffin Industrial Realty, Inc., a Delaware corporation ("Griffin Delaware"), Griffin Industrial Maryland, Inc., a Maryland corporation ("Griffin Maryland") and a wholly-owned subsidiary of Griffin Delaware, and Griffin Industrial Maryland, LLC, a Maryland limited liability company (“Griffin Maryland Sub”) and a wholly-owned subsidiary of Griffin Maryland.

RECITALS

A.Griffin Maryland was formed as a wholly-owned subsidiary of Griffin Delaware, and Griffin Maryland Sub was formed as a wholly-owned subsidiary of Griffin Maryland, each in connection with a proposal for the reincorporation of Griffin Delaware to Maryland.

B.The reincorporation of Griffin Delaware is to be effected by merging Griffin Delaware with and into Griffin Maryland Sub, with Griffin Maryland Sub surviving the merger as the surviving entity, upon the terms and subject to the conditions set forth in this Merger Agreement.

C.The Delaware General Corporation Law (the "Delaware Code") permits the merger of Griffin Delaware into Griffin Maryland Sub provided that the parties adopt a plan of merger which sets forth the terms and conditions of the proposed merger, the mode of carrying the merger into effect, the manner and basis of converting the shares of each company into shares or other securities or obligations of the surviving entity or any other entity and other applicable provisions.

D.The boards of directors of each of Griffin Maryland and Griffin Delaware have determined that it is advisable and in the best interests of each of Griffin Maryland and Griffin Delaware and their respective stockholders that Griffin Delaware merge with and into Griffin Maryland Sub upon the terms and subject to the conditions of this Merger Agreement for the purpose of effecting the reincorporation of Griffin Delaware in the State of Maryland and have approved this Merger Agreement.

E.Griffin Maryland, as the sole member of Griffin Maryland Sub, has adopted this Merger Agreement and approved the transactions contemplated hereby, including the Merger.

AGREEMENT

In consideration of the premises and the agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, Griffin Maryland, Griffin Maryland Sub and Griffin Delaware hereby agree as follows:

Section 1. Merger.

Subject to the terms and conditions set forth in this Merger Agreement, Griffin Delaware will merge with and into Griffin Maryland Sub, a wholly-owned subsidiary of Griffin Maryland, and Griffin Delaware will cease to exist and Griffin Maryland Sub will be the surviving entity (the "Merger"). Griffin Maryland Sub is hereinafter sometimes referred to as the "Surviving Entity." Provided the conditions set forth in Section 9 of this Merger Agreement have been satisfied or waived, Griffin Delaware and Griffin Maryland Sub will, at such time as they deem advisable, cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 264 of the Delaware Code and Articles of Merger (the "Articles of Merger") to be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the "SDAT") as provided for in the Maryland Limited Liability Company Act (the “Maryland Code”). The Merger will become effective as of the later to occur of the filing of a Certificate of Merger with the Secretary of State of Delaware and the acceptance for record of the Articles of Merger by the SDAT, or such later time as is specified in the Certificate of Merger and Articles of Merger (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record by the SDAT) (the "Effective Time"). The parties intend by this Merger Agreement to effect a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the “IRC”).

Section 2. Manner and Basis of Converting Shares.

Griffin Maryland is the sole member of Griffin Maryland Sub, owning a 100% interest therein. Griffin Maryland has authority to issue fifteen million (15,000,000) shares of capital stock, including ten million (10,000,000) shares of common stock having a par value of $0.01 per share ("Maryland Common Stock"), and five million (5,000,000) shares of preferred stock having a par value of $0.01 per share ("Maryland Preferred Stock"). As of the date of this Merger Agreement, 100 shares of Maryland Common Stock were issued and outstanding, all of which are owned by Griffin Delaware, and no shares of Maryland Preferred Stock were issued and outstanding. Griffin Delaware has authority to issue fifteen million (15,000,000) shares of capital stock, including ten million (10,000,000) shares of common stock having a par value of $0.01 per share ("Delaware Common Stock"), and five million (5,000,000) shares of preferred stock having a par value of $0.01 per share ("Delaware Preferred Stock"). As of the date of this Merger Agreement, 6,270,826 shares of Delaware Common Stock were issued, of which 5,657,302 were outstanding, and no shares of Delaware Preferred Stock were issued or outstanding.

At the Effective Time, (a) each issued and outstanding share of Delaware Common Stock will immediately be converted into one validly issued, fully paid and nonassessable share of Maryland Common Stock without an exchange of certificates or any action on the part of the stockholders thereof; (b) the 100 shares of Maryland Common Stock owned by Griffin Delaware, that will then be owned by Griffin Maryland Sub by virtue of the Merger, will be cancelled and retired and resume the status of authorized and unissued shares, and any capital represented by such shares will be eliminated; and (c) each share of Delaware Common Stock held in Griffin Delaware's treasury, will be cancelled and retired without payment of any consideration therefor and will cease to exist. Griffin Maryland will continue to own a 100% interest in the Surviving Entity.

Section 3. Options.

At the Effective Time, Griffin Maryland will assume and continue all of Griffin Delaware's equity incentive plans and agreements, including but not limited to the Griffin Industrial Realty, Inc. 2009 Stock Option Plan, the Griffin Industrial Realty, Inc. and Griffin Industrial, LLC 2020 Incentive Award Plan (the “2020 Equity Plan”), and the outstanding and unexercised portions of all stock options to buy Delaware Common Stock will become stock options to buy the same number of shares of Maryland Common Stock with no other changes in the terms and conditions of such stock options, including exercise prices, and effective upon the Effective Time, Griffin Maryland hereby assumes the outstanding and unexercised portions of such stock options and the obligations of Griffin Delaware with respect thereto. At the Effective Time, Griffin Maryland Sub will assume and continue all of Griffin Industrial, LLC’s rights and obligations under the 2020 Equity Plan. At the Effective Time, the maximum aggregate number of shares of Maryland Common Stock that may be available for issuance pursuant to incentive stock options (within the meaning of Treas. Reg. 1.422-2) under the 2020 Equity Plan equals 300,000, and the following individuals will be eligible to receive incentive stock options under the 2020 Equity Plan: employees of Griffin Maryland, any of Griffin Maryland’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the IRC, respectively, or any other entities the employees of which are eligible to receive incentive stock options under the IRC.

Section 4. Stock Certificates.

Upon and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Delaware Common Stock will be deemed for all purposes to represent and certify ownership of the shares of Maryland Common Stock into which the shares of Griffin Delaware represented by such certificates have been converted as herein provided. The registered owner on the books and records of Griffin Delaware or its transfer agent of any such outstanding stock certificate will, until such certificate is surrendered for transfer or conversion or otherwise accounted for to Griffin Maryland or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, such shares of Maryland Common Stock.

Section 5. Governing Documents.

The Articles of Organization and Operating Agreement of Griffin Maryland Sub in effect at the Effective Time will be the Articles of Organization and Operating Agreement of Griffin Maryland Sub as the Surviving Entity until further amended in accordance with their terms and the Maryland Code.

Section 6. Sole Member and Officers.

The sole member and officers, respectively, of Griffin Maryland Sub immediately prior to the Effective Time will be the sole member and officers, respectively, of the Surviving Entity thereafter, without change, until their successors have been duly elected or appointed and qualified or until their earlier dissolution or death (as applicable), resignation or removal in accordance with the Surviving Entity’s Articles of Organization and Operating Agreement.

Section 7. Effect of the Merger.

The Merger shall have the effects specified in the Delaware Code and the Maryland Code and, upon the effectiveness of the Merger, the Surviving Entity shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties, of each of Griffin Delaware and Griffin Maryland Sub; and all such rights, privileges, powers and franchises of each of Griffin Delaware and Griffin Maryland Sub, and all property, real, personal and mixed of each of Griffin Delaware and Griffin Maryland Sub, and all debts due to either Griffin Delaware or Griffin Maryland Sub on whatever account, shall be vested in the Surviving Entity; and all such rights, privileges, powers, franchises, property and other interests of each of Griffin Delaware and Griffin Maryland Sub shall be thereafter as effectually the property of the Surviving Entity as they were of either Griffin Delaware or Griffin Maryland Sub, and the title to any real estate vested by deed or otherwise in either Griffin Delaware or Griffin Maryland Sub shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either Griffin Delaware or Griffin Maryland Sub shall be preserved unimpaired and all debts, liabilities and duties of either Griffin Delaware or Griffin Maryland Sub shall thenceforth attach to the Surviving Entity, and may be enforced against the Surviving Entity to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

Section 8. Further Assurances.

Each of Griffin Maryland Sub, Griffin Maryland and Griffin Delaware will execute or cause to be executed all documents and will take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the laws of the states of Delaware and Maryland to consummate and effect the Merger and further the purpose of this Merger Agreement.

Section 9. Conditions.

Consummation of the Merger and related transactions is subject to satisfaction of the following conditions prior to the Effective Time:

(a)The Merger must have been approved by the requisite vote of stockholders of Griffin Delaware, and all other necessary action must have taken place to authorize the execution, delivery and performance of this Merger Agreement by Griffin Delaware, Griffin Maryland and Griffin Maryland Sub.

(b)All regulatory approvals necessary in connection with the consummation of the Merger and the transactions contemplated thereby must have been obtained.

Section 10. Termination; Amendment.

This Merger Agreement may be terminated and the Merger abandoned or deferred by any of Griffin Maryland, Griffin Maryland Sub or Griffin Delaware by appropriate resolution of the board of directors of either Griffin Maryland or Griffin Delaware or the sole member of Griffin Maryland Sub at any time prior to the Effective Time notwithstanding approval of this Merger Agreement by the stockholders of Griffin Delaware if circumstances arise which, in the opinion of the board of directors of Griffin Delaware or Griffin Maryland or the sole member of Griffin Maryland Sub make the Merger inadvisable or such deferral of the time of consummation of the Merger advisable. Subject to applicable law and subject to the rights of the stockholders to approve any amendment that would have a material adverse effect on the stockholders, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein.

Section 11. Governing Law.

This Merger Agreement shall be governed by and construed in accordance with the laws of the States of Delaware and Maryland.

Section 12. Change of Name.

At the Effective Time, Griffin Maryland will change its name to Griffin Industrial Realty, Inc.

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed and attested to by the persons indicated below as of the date first set forth above.

GRIFFIN INDUSTRIAL MARYLAND, INC.,

a Maryland corporation

By: /s/ Michael Gamzon

Name: Michael Gamzon

Title: President and Chief Executive Officer

ATTEST:

By: /s/ Anthony Galici

Name: Anthony Galici

Title: Secretary

GRIFFIN INDUSTRIAL MARYLAND, LLC,

a Maryland limited liability company

By: Griffin Industrial Maryland, Inc.

Its Sole Member

By: /s/ Michael Gamzon

Name: Michael Gamzon

Title: President and Chief Executive Officer

ATTEST:

By: /s/ Anthony Galici

Name: Anthony Galici

Title: Secretary

GRIFFIN INDUSTRIAL REALTY, INC.,

a Delaware corporation

By: /s/ Michael Gamzon

Name: Michael Gamzon

Title: President and Chief Executive Officer

ATTEST:

By: /s/ Anthony Galici

Name: Anthony Galici

Title: Secretary

[Signature Page to Merger Agreement]